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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                    4/13/00
                Date of Report (Date of earliest event reported)

                               SAFECO CORPORATION
               (Exact name of registrant as specified in Charter)

  WASHINGTON                1-6563                     91-0742146
(State or other           (Commission                 (IRS Employer
jurisdiction of           File Number)             Identification No.)
incorporation)

         SAFECO Plaza, Seattle, Washington              98185
    (Address of principal executive officers)         (Zip Code)


                                 (206) 545-5000
              (Registrant's telephone number, including area code)
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Item 5.   Other Events

NEWS RELEASE

SAFECO EXPECTS QUARTERLY OPERATING EARNINGS AT $0.5 PER SHARE

SEATTLE--April 13, 2000--SAFECO Corp. (Nasdaq: SAFC) announced today that inadequate Property & Casualty rates, continued large losses in commercial lines, storms in Texas, and the dramatic volatility in the stock markets will adversely affect the company's first quarter results. Both Property & Casualty and Life & Investments operations performed below expectations during the quarter.

"Although we began aggressively increasing our Property & Casualty insurance prices for all lines at the beginning of this year," said President and Chief Operating Officer Boh Dickey, "it takes some time for these increases to be put into place and to reflect themselves in our earnings." The tornado in Forth Worth, Texas, on March 28 and several hail events, also in Texas last month, are expected to add $20 million to the first quarter underwriting loss. In addition, large losses in the small business commercial line were significant in February and March. Based on this, the underwriting loss for the quarter is expected to be in the $135 million range. "After reducing our underwriting loss from $139 million for the third quarter of 1999 to $114 million for the fourth quarter, this is a very disappointing result," said Dickey.

In addition, the company expects the earnings from its Life & Investments operations to be below the fourth quarter of 1999 pretax earnings of $50 million. This is primarily due to the dramatic volatility of the stock markets during the quarter and the impact of this volatility on its Indexed Annuity product line. "The S&P 500 Index, for example, changed by more than 3 percent in one day three times during the quarter. This only happened once in all of 1999," Dickey said.

If the S&P 500 Index changes more than 2-3 percent per day, it has a negative effect on hedging results. This resulted in a loss of $3 million for this product line, compared with a profit of $2 million in the fourth quarter of 1999. The Life & Investments operations also experienced a modest increase in losses from group insurance.

SAFECO expects its first quarter operating income to be about $.05 per share. "Although the property and casualty industry, in general, continues to report significant underwriting losses due to inadequate rates, our results are certainly not acceptable," said Chairman and Chief Executive Officer Roger Eigsti.

"Our employees are diligent and working extremely hard on many initiatives to restore profitability. These include an ongoing review of risk selection in the small business commercial operations and an increased emphasis on obtaining proper rates for risks being insured in all lines of our Property & Casualty and Life & Investments group medical businesses. We realize that this may slow our growth, but believe it is a worthwhile trade-off to improve results. All operating units, including Property & Casualty, now report to Boh Dickey, president and chief operating officer, who will lead the results improvement effort. We remain confident that we will show significant progress during the last half of 2000 and throughout 2001," said Eigsti.

The company expects to release its earnings for the first quarter on April 24, 2000.
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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        SAFECO CORPORATION

Dated: April 14, 2000                   By: /s/ H. Paul Lowber
                                        ------------------------------
                                        H. Paul Lowber
                                        Vice President, Controller and
                                        Chief Accounting Officer